    As filed with the Securities and Exchange Commission on April 12, 1994
                                                     Registration No. 33-

- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ______________________

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     Under
                          The Securities Act of 1933
                            ______________________

                            NALCO CHEMICAL COMPANY
            (Exact name of registrant as specified in its charter)

              Delaware
      (State of incorporation)
                                                       36-1520480
                                       (I.R.S. Employer Identification Number)

                             One Nalco Center
                       Naperville, Illinois  60563-1198
                                (708) 305-1000
              (Address, including zip code, and telephone number,
             including area code, of principal executive offices)

                                 C.L. Campbell
                                General Counsel
                               One Nalco Center
                         Naperville, Illinois  60563-1198
                                (708) 305-1000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ____________________________

                                   Copy to:
                               Robert E. Curley
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois  60603

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

                        CALCULATION OF REGISTRATION FEE

                                  Proposed        Proposed
Title of each         Amount      maximum         maximum          Amount of
class of securities   to be       offering price  aggregate        registration
to be registered      registered  per share (1)   offering price(1)   fee

Common Stock par
value $0.1875 per
share (including
Preferred Stock
Purchase Rights)......98,787 shares $33.3125      $3,290,841.94     $1,134.77

(1) Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales price on April 6, 1994.
                         ____________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



               SUBJECT TO COMPLETION, DATED April 12, 1994


                              98,787 Shares

                         Nalco Chemical Company

                              Common Stock
                       par value $0.1875 per share

                            _________________


      The 98,787 shares (the "Shares") of common stock, par value $0.1875 (the "Common Stock"), of Nalco Chemical Company (the "Company") offered hereby were transferred by the Company as corporate gifts to the selling stockholders (the "Selling Stockholders") on March 25, 1994. See "Selling Stockholders." The Shares are being sold for the account of the Selling Stockholders, and the Company will not receive any proceeds from the sale of the Shares.

      The Selling Stockholders have advised the Company that they may from time to time offer and sell the Shares on the New York Stock Exchange, the Chicago Stock Exchange or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. If the Shares are sold through brokers, the Selling Stockholders expect to pay customary brokerage commissions and charges. The Company will bear the costs of the offering, except that the Selling Stockholders will pay all brokerage commissions and charges as well as fees and expenses of any counsel retained by them.

      On April 11, 1994, the last reported sale price of the Common Stock on the New York Stock Exchange was $32 5/8 per share.

                            _________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
 REPRESENTATION TO THE CONTRARY IS
 A CRIMINAL OFFENSE.

                            _________________


       The date of this Prospectus is                     , 1994.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                               TABLE OF CONTENTS

                                    Page                                  Page
Available Information ..............  2   Use of Proceeds  ...............  4
Incorporation by Reference .........  3   Plan of Distribution ...........  4
The Company ........................  4   Selling Stockholders............  5
Recent Developments.................  4   Description of Capital Stock....  6
                                          Validity of the Shares..........  6




                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc. and the Chicago Stock Exchange Incorporated.

      The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.



                                       2

                          INCORPORATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 1-4957);

      (2) The Company's current Report on Form 8-K dated February 3, 1994 (File No. 1-4957); and

      (3) Description of Preferred Share Purchase Rights included in the Registration Statement on Form 8-A filed August 1, 1986 and Forms 8 and 8-K filed July 6, 1989 (File No. 1-4957).

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Secretary, Nalco Chemical Company, One Nalco Center, Naperville, Illinois 60563-1198 (telephone number (708) 305-1000).





                                       3

                                  THE COMPANY

      The Company is engaged primarily in the manufacture and sale of highly specialized service chemicals. The Company's business includes the production and sale of chemicals, technology, services and systems (monitoring and surveillance) used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining and mineral processing, electricity generation, other industrial processes, and commercial building utility systems. Service chemicals are developed and formulated to meet specific customer needs. In general, service chemicals are part of value added/return on investment programs designed to help customers maintain a high level of operating performance and efficiency in their facilities or to improve the quality of customers' end products. The Company's products are used for purposes such as: control of scale, corrosion, foam and fouling in cooling systems, boilers, and other equipment; clarification of water; improved combustion; separation of liquids and solids; control of dust; improvement of crude oil production through emulsion breaking and the secondary and tertiary recovery of oil; lubrication and corrosion protection in rolling, drawing and forming of metals; improved production of pulp and qualities of paper; recovery of minerals; superabsorbent polymers for disposable diapers; and specialized process applications in a variety of industries. The Company also provides quality, on-site technical personnel to provide problem solving, monitoring and technical assistance in the use of the Company's products.

      The principal executive officers of the Company are located at One Nalco Center, Naperville, Illinois 60563-1198, and the Company's telephone number is
(708) 305-1000.


                                USE OF PROCEEDS

      The Company will not receive any of the proceeds of the sale of the Shares offered hereby.


                             PLAN OF DISTRIBUTION

      The Selling Stockholders have advised the Company that they may from time to time offer and sell the Shares on the New York Stock Exchange, the Chicago Stock Exchange or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. If the Shares are sold through brokers, the Selling Stockholders expect to pay customary brokerage commissions and charges. The Company will bear the costs of the offering, except that the Selling Stockholders will pay all brokerage commissions and charges as well as fees and expenses of any counsel retained by them.




                                       4

                             SELLING STOCKHOLDERS

      The table below sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the Offering, the maximum number of shares of Common Stock offered hereby by each Selling Stockholder and the number of shares of Common Stock to be held by each Selling Stockholder after the Offering. In each case, the shares of Common Stock to be held by each Selling Stockholder prior to and after the Offering represents less than one percent of the outstanding shares of Common Stock.





                          Number of       Maximum Number    Number of Shares
                          Shares Owned    of Shares to be   to be Owned
                          Prior to the    Sold in the       After the
    Name                  Offering        Offering          Offering

The Nalco Foundation(1)..   90,057         90,057               0

North Carolina State
  University Endowment Fund 3,700           3,700               0

St. John United Way......     271             271               0

United Way of the Texas
   Gulf Coast............     706             706               0

United Way Crusade of Mercy 4,053           4,053               0
_______________

(1) The Nalco Foundation, established by the Company in 1953, is a not-for-profit corporation funded only by the Company. The Nalco Foundation makes grants in communities where the Company has large concentration of employees and facilities. All operating expenses and personnel salaries of The Nalco Foundation are paid by the Company.

                         DESCRIPTION OF CAPITAL STOCK

      Common Stock

      The record holders of Common Stock are entitled, ratably, to such dividends thereon as the Company's Board of Directors in its discretion may declare out of funds legally available therefor; are entitled to receive pro rata all assets of the Company available for distribution to stockholders in the event of liquidation of the Company; are entitled to one vote for each share held; and have no preemptive rights to purchase or subscribe for any stock of the Company now or hereafter authorized or securities convertible into Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are fully paid and non-assessable. There is no charter restriction on the repurchase by the Company of shares of its own stock.

      Preferred Stock

      The Company's Restated Certificate of Incorporation permits the Board of Directors of the Company, without further stockholder approval, to authorize the issuance of up to 2,000,000 shares of Preferred Stock, $1.00 par value, and to fix the various rights, preferences, terms and provisions of each series of Preferred Stock so issued. No such Preferred Stock has been issued, and except with respect to the preferred share purchase rights described below, there are presently no understandings, agreements, negotiations or discussions which will or might involve the possible issuance of Preferred Stock for any purpose.

      Preferred Share Purchase Rights

      On July 24, 1986, the Company's Board of Directors declared a dividend of certain preferred share purchase rights on each outstanding share of Common Stock. The Company will issue similar rights with respect to newly-issued shares of Common Stock as long as the rights are attached to Common Stock. The rights, which are not exercisable until certain events involving a potential takeover occur, are more particularly described in the Company's Registration Statement on Form 8-A, filed with the Commission on August 1, 1986, and Forms 8 and 8-K, filed with the Commission on July 6, 1989, which are incorporated herein by reference.


                            VALIDITY OF THE SHARES

      The validity of the shares offered hereby will be passed upon for the Company by C.L. Campbell, General Counsel of the Company. Mr. Campbell is the beneficial owner of 500 shares of Common Stock and has options under the Company's 1990 stock option plan to acquire an additional 19,800 shares of Common Stock.





                                       6

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:


      SEC registration fee..........      $ 1,135
      Legal fees....................        5,000
      Accounting fees and expenses..        2,500
      Miscellaneous.................        1,865
                          Total.....      $10,000


Item 15.  Indemnification of Officers and Directors.

      (a) Section 145 of the Delaware general Corporation Act permits, and in some circumstances, requires, indemnification of officers, directors and employees of the Company.

      (b) Article Sixth of the Certificate of Incorporation of the Company requires the Company to indemnify directors and officers of the Company to the full extent permitted by law.

      (c) The Company maintains insurance policies which insure the Company and the officers and directors of the Company against certain liabilities, including certain liabilities which might arise under the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules.

       See Exhibit Index included herewith which is incorporated herein by reference.
                                     II-1


Item 17.  Undertakings.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     II-2
                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville and State of Illinois on the 12th day of April 1994.

                                    NALCO CHEMICAL COMPANY


                                    By /S/ W.H. Clark
                                                      W.H. Clark
                                        Chairman of the Board and Chief
Executive Officer



                               POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints C.L. Campabell and E.J. Mooney and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of April 1994.


      Signature                     Title

/s/ W.E. Bucholz                    Vice President and Chief Financial Officer
    W.E. Buchholz

/s/ R.L. Ratliff                    Controller
    R.L. Ratliff

/s/ W.H. Clark                      Director, Chairman of the Board and Chief
    W.H. Clark                        Executive Officer

/s/ H.G. Bernthal                   Director
    H.G. Bernthal

/s/ H. Corless                      Director
    H. Corless

/s/ H.W. Dean                       Director
    H.M. Dean


      Signature                     Title

/s/ J.P. Frazee, Jr.                Director
    J.P. Frazee, Jr.

/s/ A.L. Kelly                      Director
    A.L. Kelly

/s/ F.A. Krehbiel                   Director
    F.A. Krehbiel

/s/ E.J. Mooney                     Director
    E.J. Mooney

/s/ C.W. Parry                      Director
    C.W. Parry

/s/ W.A. Pogue                      Director
    W.A. Pogue

/s/ J.J. Shea                       Director
    J.J. Shea


                                 EXHIBIT INDEX


     Exhibit                                                Sequential Page
     Number              Description                            Number

      3.1     Restated Certificate of Incorporation
              (incorporated herein by reference from the Registrant's Form 10-K for the year ended
              December 31, 1987; File No. 1-4957)

      3.2 Certificates of Correction and Amendment to the Restated Certificate of Incorporation
              (incorporated herein by reference
              from the Registrant's Form 10-K for the year ended December 31, 1991; File No. 1-4957)

      3.3     Certificate of Designations, Preferences and
              Rights of Series B ESOP convertible Preferred
              Stock (incorporated herein by reference from the Registrant's Form 8-K dated May 15, 1989;
              File No. 1-4957)

      3.4 By-laws (incorporated herein by reference from the Registrant's Form 10-K for the year ended
              December 31, 1992; File No. 1-4957)

      5       Opinion of C.L. Campbell................

     23.1 The consent of C.L. Campbell is contained in the opinion filed as Exhibit 5 to this Registration
              Statement

     23.2     Consent of Price Waterhouse.............

     23.3     Consent of Ernst & Young................

     24 Powers of Attorney (contained are the signature page of the original registration statement)
